EXHIBIT 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Northern Oil and Gas, Inc.

4350 Baker Road – Suite 400

Minnetonka, Minnesota 55343

The undersigned hereby consents to the incorporation by reference into this Registration Statement on Form S-3 of Northern Oil and Gas, Inc. (the “Company”) of estimates of oil and gas reserves contained in our report, dated January 31, 2022, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the SEC on February 25, 2022, and to the incorporation by reference of such report into such Registration Statement. We hereby further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Matthew K. Regan, P.E.
Vice President

Austin, Texas

February 28, 2022